EXHIBIT A
                           (as of December 19, 2018)


First Trust CEF Income Opportunity ETF
First Trust Municipal CEF Income Opportunity ETF
First Trust TCW Opportunistic Fixed Income ETF
EquityCompass Risk Manager ETF
EquityCompass Tactical Risk Manager ETF
First Trust TCW Unconstrained Plus Bond ETF
First Trust Low Duration Strategic Focus ETF